Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CAO

Cerus Corporation

(925) 288-6138

CERUS CORPORATION REPORTS THIRD QUARTER 2011 RESULTS

CONCORD, CA, November 1, 2011 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the third quarter ended September 30, 2011.

“As a result of our strong revenues for the first three quarters of 2011, coupled with new INTERCEPT sites coming online, we expect to surpass our revenue growth guidance of 20% for 2011,” said William ‘Obi’ Greenman, president and chief executive officer of Cerus Corporation. “Further, we have been able to achieve this growth while tightly managing our operating expenses and cash burn.”

Total revenue for the first nine months of 2011 was $22.6 million, up from $16.6 million recognized during the first nine months of 2010. The increase in revenue in 2011 from 2010 was primarily due to growth from product sales of the INTERCEPT Blood System. Revenue for the third quarter of 2011 was $9.2 million, up from $5.0 million recognized during the third quarter of 2010. Product revenue was $7.8 million during the third quarter of 2011, representing an increase of $3.2 million, from $4.5 million recognized during the third quarter of 2010. As a result of the Company’s accounting policies, third quarter 2010 product revenue did not include approximately $1.6 million of late September 2010 customer orders. Product revenue for the first nine months of 2011 was $20.7 million, up from

$15.7 million during the first nine months of 2010. Government grant revenue in support of the red blood cell system development was $1.5 million during the third quarter of 2011, representing an increase of $1.0 million from the $0.5 million of grant revenue recorded during the third quarter of 2010. Government grant revenue for the first nine months of 2011 was $1.9 million, up from $0.9 million in government grant revenue recognized during the first nine months of 2010.

Gross margins for the third quarter of 2011 were 50% compared to gross margins of 53% for the third quarter of 2010. Gross margins for the first nine months of 2011 were 47% compared to 49% for the same period in 2010. The decline in 2011 gross margins is attributable to the mix of products sold over the two periods, and approximately $500,000 of non-routine period costs recorded directly to cost of product revenue during the third quarter of 2011 as a result of contractual obligations.

Total operating expenses for the third quarter of 2011 were $7.2 million, compared to $6.2 million for the same period in 2010. Operating expenses for the first nine months of 2011 were $22.9 million, compared to $19.6 million during the same period in 2010. The increase in operating expenses was primarily due to increased research and development costs associated with the INTERCEPT Blood System for red blood cells incurred throughout 2011 compared to 2010.

Net income for the third quarter of 2011 was $2.3 million, or $0.05 per share, compared to a net loss of $3.6 million, or $0.09 per share, for the third quarter of 2010. The period over period change in net income was attributable to narrowing operating losses and a third quarter 2011 non-cash gain of $5.4 million resulting from mark-to-market adjustments to the fair value of Cerus’ outstanding warrants. Net loss for the first nine months of 2011 was $9.0 million, or $0.19 per share, compared to a net loss of $14.5 million, or $0.37 per share, for the same period in 2010.

At September 30, 2011, the Company had cash, cash equivalents and short-term investments of $15.2 million, down from $30.0 million at December 31, 2010 and $17.8 million at June 30, 2011. At September 30, 2011, the Company entered into a growth capital and revolving line of credit facility with Comerica Bank and retired its previous debt facility. At September 30, 2011, Cerus drew the first $5 million available under the new facility but had not drawn against the revolving line of credit.

RECENT HIGHLIGHTS:

•	Strong revenue growth with more than 30% year-over-year growth in kit demand for the 9-month period;

•	Expecting to exceed 20% total revenue growth guidance for 2011;

•	Ten new INTERCEPT illuminators deployed in France;

•	Agreement from U.S. Food and Drug Administration to review INTERCEPT red blood cell study design under a Special Protocol Assessment.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview. To access the live webcast, please visit the Investor Relations page of the Cerus web site at http://investor.cerus.com. Alternatively, you may access the live conference call by dialing 866-235-9006 (U.S.) or 631-291-4549 (international).

A replay will be available on the Cerus website, or by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and entering conference ID number 45247978. The replay will be available approximately three hours after the call through November 14, 2011.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT system is designed to reduce the risk of transfusion-transmitted diseases by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action enables INTERCEPT treatment to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, and is designed to inactivate emerging pathogens such as influenza, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Blood System for red blood cells is in clinical development. See http://www.cerus.com for more information.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and results, including statements concerning Cerus’ expectations regarding its 2011 revenue growth rate and statements relating to the development of the INTERCEPT Blood System for red blood cells. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, the uncertain and time-consuming clinical development and regulatory process, including the risk that Cerus may not reach agreement with the FDA on a clinical trial design for the INTERCEPT Blood System for red blood cells, adverse market and economic conditions, adverse fluctuations in foreign exchange rates, Cerus’ reliance on third parties to market, sell, distribute and maintain its products, Cerus’ ability to maintain an effective manufacturing supply chain, intellectual property protection, the sufficiency of Cerus’ cash resources, as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the quarter ended filed with the SEC on August 8, 2011. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue
Product revenue	$7,770	$4,521	$20,706	$15,712
Government grants and cooperative agreements	1,479	470	1,915	936

Total revenue	9,249	4,991	22,621	16,648
Cost of product revenue	4,650	2,324	12,073	8,416

Gross profit	4,599	2,667	10,548	8,232
Operating expenses:
Research and development	1,814	1,282	5,616	3,776
Selling, general and administrative	5,380	5,089	17,115	15,664
Acquisition-related costs, net	—	(201)	—	182
Amortization of intangible assets	51	—	152	—

Total operating expenses	7,245	6,170	22,883	19,622

Loss from operations	(2,646)	(3,503)	(12,335)	(11,390)
Other income (expense), net	4,984	(128)	3,350	(3,073)

Net income (loss)	$2,338	$(3,631)	$(8,985)	$(14,463)

Net income (loss) per common share:
Basic	$0.05	$(0.09)	$(0.19)	$(0.37)
Diluted	$0.05	$(0.09)	$(0.19)	$(0.37)
Weighted average common shares outstanding used for computing net income (loss) per common share:
Basic	47,710	39,310	47,600	39,020
Diluted	48,820	39,310	47,600	39,020

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	September 30, 2011	December 31, 2010
Cash, cash equivalents, and short-term investments	$15,218	$30,009
Accounts receivable and other current assets	5,865	5,789
Inventories	9,591	5,957
Property and equipment, net	2,045	2,390
Intangible assets and goodwill	3,114	3,266
Other assets	719	756

Total assets	$36,552	$48,167

Accounts payable and accrued liabilities	$9,467	$9,243
Deferred revenue	74	248
Long-term debt, current	—	1,747
Warrant liability	4,643	8,465
Long-term debt, non-current	4,910	3,131
Other long-term liabilities	1,290	1,601

Total liabilities	20,384	24,435
Stockholders’ equity	16,168	23,732

Total liabilities and stockholders’ equity	$36,552	$48,167